                                                                   EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS



        We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-94026, 33-51234, 33-75028, 33-77684, 33-57628,
33-80581 and 33-80583), pertaining to the Apria Healthcare Group Inc./Homedco Group, Inc.'s Stock Incentive Plan, Apria Healthcare Group Inc. Amended and Restated 1992 Stock Option Plan, 1992 Stock Incentive Plan, 1994 Employee Stock Purchase Plan, 1991 Nonqualified Stock Option Plan and 1991 Management Stock Purchase Plan of our report dated March 6, 1996, with respect to the consolidated financial statements and schedule of Apria Healthcare Group Inc. for the year ended December 31, 1995, as amended, included in this Form 10-K/A.




                                                ERNST & YOUNG LLP


Orange County, California
October 4, 1996